SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Section240.14a-11(c) or Section240.14a-12

RICHARDSON ELECTRONICS, LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Purchase price of subsidiaries used to calculate fee

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

RICHARDSON ELECTRONICS, LTD.

40W267 Keslinger Road

P.O. Box 393

LaFox, Illinois 60147-0393

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 18, 2005

To the Stockholders of Richardson Electronics, Ltd.

The Annual Meeting of Stockholders of Richardson Electronics, Ltd., a Delaware corporation, will be held on Tuesday, October 18, 2005 at 3:15 P.M., Chicago time, at the offices of the Company, 40W267 Keslinger Road, LaFox, Illinois, for the following purposes:

1.	To elect nine directors;

2.	To approve the adoption of the Richardson Electronics, Ltd. 2006 Stock Option Plan for Non-Employee Directors; and

3.	To transact such other business as may properly come before the meeting and any adjournments thereof.

All stockholders are cordially invited to attend the meeting, although only stockholders of record at the close of business as of August 23, 2005 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment thereof. If you would like directions to the location of the Annual Meeting, please contact the Company at (630) 208-2371 or go to the Company’s website at www.rell.com/pdfs/map_directions.pdf.

By order of the Board of Directors

EDWARD J. RICHARDSON
Chairman of the Board and Chief Executive Officer

LaFox, Illinois

September 12, 2005

RICHARDSON ELECTRONICS, LTD.

PROXY STATEMENT

INFORMATION CONCERNING THE SOLICITATION

The enclosed proxy is solicited by Richardson Electronics, Ltd. (the “Company”) whose principal executive offices are located at 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393, for use at the Annual Meeting of Stockholders of the Company, to be held Tuesday, October 18, 2005 at 3:15 P.M., Chicago time, at the offices of the Company, 40W267 Keslinger Road, LaFox, Illinois, or at any adjournments thereof. In addition to solicitation of proxies by mail, proxies may be solicited by the Company’s Directors, officers and regular employees by personal interview or telephone, telegram or similar means, and the Company will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares which are held of record by them. The expense of all such solicitation, including printing and mailing, will be paid by the Company. Any proxy may be revoked at any time before its exercise, by written notice to the Secretary of the Company, by executing a subsequent proxy or by attending the meeting and electing to vote in person. This Proxy Statement and accompanying proxy were first sent or given to stockholders on or about September 12, 2005.

Only stockholders of the Company of record at the close of business on August 23, 2005 are entitled to vote at the meeting or any adjournment thereof. As of that date, there were outstanding 14,276,326 shares of Common Stock, par value $.05 per share, and 3,119,697 shares of Class B Common Stock, par value $.05 per share. Holders of Common Stock are entitled to one (1) vote per share and holders of Class B Common Stock are entitled to ten (10) votes per share on all matters voted upon at the meeting. The Common Stock and the Class B Common Stock will vote together as a single class on all proposals presented in this Proxy Statement. Outstanding shares of the Company, represented in person or by proxy, having a majority of the voting power shall constitute a quorum at the meeting. A plurality of the voting power of the shares represented at the meeting is required to elect directors and the nine nominees who receive the most votes will be elected. The affirmative vote of a majority of the voting power of the shares represented at the meeting is required to approve the adoption of the Richardson Electronics, Ltd. 2006 Stock Option Plan for Non-Employee Directors. A proxy in the accompanying form which is properly signed, dated, returned and not revoked will be voted in accordance with the instructions contained therein. Unless authority to vote for the election of directors (or for any nominee) is withheld, proxies will be voted for the Directors proposed by the Board, and, if no contrary instructions are given, proxies will be voted for approval of the adoption of the Richardson Electronics, Ltd. 2006 Stock Option Plan for Non-Employee Directors. Discretionary authority is provided in the proxy as to any matters not specifically referred to therein. Management is not aware of any other matters that are likely to be brought before the meeting. However, if any such matters properly come before the meeting, it is understood that the proxy holder or holders are fully authorized to vote thereon in accordance with his or their judgment and discretion. Stockholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, are considered stockholders who are present and entitled to vote and they count toward the quorum and a vote against the proposals. Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. If brokers do not receive instruction to vote on discretionary matters, they will not vote on such matters with respect to such shares. These “broker non-votes” will be counted as present for quorum purposes but not entitled to vote on the matter in question, thus effectively reducing the number of votes needed to approve the matter.

ELECTION OF DIRECTORS

A Board of nine Directors will be elected to serve until the next annual meeting, or until their successors are elected and shall have qualified subject to their earlier resignation or removal as permitted by law. The proxies returned pursuant to this solicitation will be voted by the persons named therein for the election as Directors of the persons named below under “Information Relating to Directors, Nominees and Executive Officers” as nominees for election as Directors unless specifically directed to withhold authority in the proxy. Should any nominee be unable to accept the office of Director (which is not presently anticipated), the persons named in the proxies will vote for the election of such other persons, as they shall determine.

Information Relating to Directors, Nominees and Executive Officers

The following table sets forth the name, principal occupation and position and offices with the Company, age, and length of service of each of the Directors, nominees for Director and executive officers of the Company and ownership of Common Stock and Class B Common Stock of the Company (by number of shares and as a percentage of the total outstanding shares of each class and as a percentage of the total voting power of all outstanding voting shares combined) of each Director and nominee and each executive officer named in the “Summary Compensation Table” below and of all executive officers and Directors as a group. Because Class B Common Stock is convertible into Common Stock the number of shares listed as owned under the Common Stock column in the table also includes the number of shares listed under the Class B Common Stock column. The information in the table has been furnished to the Company by the persons listed.

Name, Principal Occupation and Company Position			Common Stock and Class B Common Stock Beneficially Owned As of August 23, 2005
	Age	Director Since	Number of Shares of Common(1)(2)		Percent Of Class	Number of Shares of Class B Common(3)		Percent Of Class	Percent of Total Voting if Class voting not applicable(3)
Directors and Nominees for Election as Director

Edward J. Richardson (4)(8)(21) Chairman of the Board and Chief Executive Officer of the Company	63	1965	3,232,722	(9)	18.49%	3,106,442		99.58%	68.44%

Bruce W. Johnson (4)(8)(22) President and Chief Operating Officer of the Company	64	1996	228,832	(10)	1.58%	0		*	*

Arnold R. Allen (8) Management Consultant	73	1986	25,000	(11)	*	11,782	(20)	*	*

Jacques Bouyer (5)(6)(8) Retired CEO and COB of Philips Components—France	77	1990	58,250	(12)	*	0		*	*

Scott Hodes (5)(8) Partner, Bryan Cave LLP, Attorneys at Law, whose firm provides legal services to the Company	68	1983	83,424	(13)	*	3,712		*	*

Ad Ketelaars (8) CEO, Philips Business Communications	48	1996	0		*	0		*	*

John R. Peterson (7)(8) Managing Director, Cleary Gull Inc.	48	1999	35,000	(14)	*	0		*	*

Name, Principal Occupation and Company Position			Common Stock and Class B Common Stock Beneficially Owned As of August 23, 2005
	Age	Director Since	Number of Shares of Common(1)(2)		Percent Of Class	Number of Shares of Class B Common(3)		Percent Of Class	Percent of Total Voting if Class voting not applicable(3)
Harold L. Purkey (7)(8) Retired Managing Director First Union Securities, Inc.	61	1994	57,000	(15)	*	0		*	*

Samuel Rubinovitz (4)(5)(6)(7)(8) Lead Director, Management Consultant, Director, LTX Corporation and Director, Kronos Corporation	75	1984	55,431	(16)	*	825		*	*

Non Director Executive Officers of the Company

William G. Seils (23) Senior Vice President, General Counsel and Secretary	70	N.A.	84,402	(17)	*	0		*	*

Robert Prince (24) Executive Vice President, Worldwide Sales	43	N.A.	105,351	(18)	*	0		*	*

Larry Blaney (25) Vice President and General Manager, Display Systems Group	47	N.A.

Pierluigi Calderone (26) Vice President and Director, European Operations	47	N.A.

Gint Dargis (27) Vice President & Chief Information Officer	48	N.A.

David J. DeNeve (28) Senior Vice President and Chief Financial Officer	37	N.A.

Wendy Diddell (29) Vice President and General Manager, Security Systems Division	40	N.A.

Larry Duneske (30) Vice President of Worldwide Logistics	51	N.A.

Joseph C. Grill (31) Senior Vice President, Human Resources	61	N.A.

Murray J. Kennedy (32) Executive Vice President & Gen. Mgr., Industrial Power Group	44	N.A.

Kathleen M. McNally (33) Senior Vice President, Marketing Operations and Customer Support	46	N.A.

Gregory J. Peloquin (34) Executive Vice President & Gen. Mgr., RF & Wireless Communications Group	41	N.A.

Officers and Directors As a group (21 persons)			4,240,865	(19)	25.52%	3,110,979	(20)	99.72%	70.74%

(*)	Less than 1%.
(1)	Includes the number of shares listed under the column “Number of Shares of Class B Common.”
(2)	Except as noted, beneficial ownership of each of the shares listed is comprised of either sole investment and sole voting power, or investment power and voting power that is shared with the spouse of the Director or officer, or voting power that is shared with the Trustee of the Company’s Employees Stock Ownership Plan (“ESOP”) with respect to shares identified as allocated to the individual’s ESOP account.
(3)	Common Stock is entitled to one vote per share and Class B Common Stock is entitled to ten votes per share. Computation assumes that Class B Common Stock held or subject to acquisition pursuant to stock option is not converted.
(4)	Member of Executive Committee.
(5)	Member of Compensation Committee.
(6)	Member of Stock Option Committee.
(7)	Member of Audit Committee.
(8)	Member of Strategic Planning Committee.
(9)	Includes 3,106,442 shares of Common Stock which would be issued upon conversion of Mr. Richardson’s Class B Common Stock, 27,040 shares of Common Stock allocated to the account of Mr. Richardson under the ESOP and 43,803 shares of Common Stock which would be issued upon conversion of $926,000 principal amount of the Corporation’s 7 1/4% Convertible Subordinated Debentures, and 41,555 shares of Common Stock which would be issued upon conversion of $748,000 principal amount of the Corporation’s 8 1/4% Convertible Senior Subordinated Debentures (“8 1/4% Debentures”) owned by Mr. Richardson and 9,271 shares of Common Stock which would be issued upon conversion of $196,000 principal amount of the Corporation’s 7 1/4% Convertible Subordinated Debentures, and 4,611 shares of Common Stock which would be issued upon conversion of $83,000 principal amount of the Corporation’s 8 1/4% Debentures owned by a Trust of which Mr. Richardson is a Co-Trustee and as such shares investment and voting power. Does not include 20,035 shares of Common Stock held by William G. Seils as custodian for Mr. Richardson’s sons, Alexander and Nicholas and 6,897 shares of Common Stock held by Mr. Richardson’s wife or 26,555 shares of Common Stock which would be issued upon conversion of $478,000 principal amount of the Corporation’s 8 1/4% Debentures owned by Mr. Richardson’s wife, as to which Mr. Richardson disclaims beneficial ownership.
(10)	Includes 167,500 shares of Common Stock for which Mr. Johnson holds stock options exercisable within 60 days. Also includes 1,732 shares of Common Stock allocated to the account of Mr. Johnson under the ESOP.
(11)	Includes 11,781 shares of Common Stock to which Mr. Allen holds stock options exercisable within 60 days and an additional 11,782 shares of Common Stock which would be issued upon conversion of 11,782 shares of Class B Common Stock as to which he also holds stock options exercisable within 60 days.
(12)	Includes 50,000 shares of Common Stock to which Mr. Bouyer holds stock options exercisable within 60 days.
(13)	Includes 3,712 shares of Common Stock which would be issued upon conversion of Mr. Hodes’ Class B Common Stock. Also includes 45,000 shares of Common Stock to which Mr. Hodes holds stock options exercisable within 60 days.
(14)	Includes 30,000 shares of Common Stock as to which Mr. Peterson holds stock options exercisable within 60 days.
(15)	Includes 30,000 shares of Common Stock as to which Mr. Purkey holds stock options exercisable within 60 days.
(16)	Includes 825 shares of Common Stock which would be issued upon conversion of Mr. Rubinovitz’ Class B Common Stock. Also includes 50,000 shares of Common Stock as to which Mr. Rubinovitz holds stock options exercisable within 60 days.
(17)	Includes 72,555 shares of Common Stock as to which Mr. Seils holds stock options exercisable within 60 days. Also includes 10,664 shares of Common Stock allocated to the account of Mr. Seils under the ESOP. Does not include shares held as custodian—see (9).
(18)	Includes 83,425 shares of Common Stock as to which Mr. Prince holds stock options exercisable within 60 days. Also includes 7,487 shares of Common Stock allocated to the account of Mr. Prince under the ESOP.

(19)	Does not include 20,035 shares of Common Stock held by certain members of such group as custodians under Uniform Gift to Minors Acts or 6,897 shares of Common Stock held by spouses of member of group and 26,555 shares of Common Stock which would be issued upon conversion of $478,000 principal amount of the Corporation’s 8 1/4% Debentures held by spouses of member of group. Includes 3,110,979 shares of Common Stock which would be issuable on conversion of Class B Common Stock, 777,623 shares of Common Stock issuable upon options exercisable within 60 days, 11,782 shares of Common Stock which would be issuable on conversion of Class B Common Stock issuable upon options exercisable within 60 days, 43,803 shares of Common Stock which would be issued upon conversion of $926,000 principal amount of the Corporation’s 7 1/4% Convertible Subordinated Debentures, and 41,555 shares of Common Stock which would be issued upon conversion of $748,000 principal amount of the Corporation’s 8 1/4% Debentures. Includes 61,644 shares of Common Stock held in trust for the benefit of the Company’s profit sharing trust and ESOP allocated to the accounts of all executive officers and directors as a group; such shares are ratably forfeitable in the event the officer leaves the employ of the Company prior to completing six years of service.
(20)	Includes 11,782 shares of Class B Common Stock as to which Mr. Allen holds stock options exercisable within 60 days.
(21)	Mr. Richardson has been employed by the Company or its predecessor since 1961, holding several positions. He was Chairman of the Board, President and Chief Executive Officer of the Company from September 1989 until November 1996 when Mr. Johnson became President. Mr. Richardson continues to hold the offices of Chairman of the Board and Chief Executive Officer.
(22)	Mr. Johnson has been President, Chief Operating Officer and Director since joining the Company in November 1996. Prior thereto, from January 1992 until January 1996, he was President of Premier Industrial Corporation, a New York Stock Exchange listed company which was acquired by Farnell Ltd. in April 1996. He was Executive Vice President of Premier from February 1987 until January 1992. Premier is a full service business to business supplier of electronic components for industrial and consumer products, essential maintenance and repair products for industrial, commercial and institutional applications, and manufactures high-performance fire-fighting equipment.
(23)	Mr. Seils has been Senior Vice President since January 1992 and General Counsel and Secretary since May 1986. Prior to joining the Company in 1986, he was a partner in the law firm of Arvey, Hodes, Costello and Burman, Chicago, Illinois.
(24)	Mr. Prince has been Executive Vice President of Worldwide Sales since February 1998 and was Vice President of Worldwide Sales from November 1996 until February 1998. He was Vice President of Sales from November 1991 until November 1996 and held several other positions since joining the Company in November 1978.
(25)	Mr. Blaney has been Vice President and General Manager of the Display Systems Group since February 2005. Prior thereto, Mr. Blaney was Vice President of DSG Engineered Solutions since 2004 and Vice President of Sales and Marketing for DSG since joining the company in 1998 through the acquisition of his company, Eternal Graphics.
(26)	Mr. Calderone has been Vice President and Director of European Operations since March 1998. He joined the Company in July 1990 as District Sales Manager for Italy and served as Regional Sales Manager for Italy from February 1991 until March 1998.
(27)	Mr. Dargis has been Vice President and Chief Information Officer since March 2003. Since 1999, he has held similar positions at Hub Group Distribution Services (distribution service e-business) and Publicis—Frankel (a lead promotion and marketing agency). He joined Publicis—Frankel as Director of Applications in 1997. Throughout his career, Mr. Dargis has pursued a career-long focus in information technology management with companies ranging from Ameritech to Alberto-Culver to Zurich Insurance.
(28)	Mr. DeNeve has been Senior Vice President and Chief Financial Officer since joining the Company in June 2005. From March 2004 until joining the Company, Mr. DeNeve was on a leave for personal reasons. Prior to that, Mr. DeNeve was employed by Material Sciences Corporation, a leading provider of material-based solutions for electronic, acoustical/thermal, and coated metal applications, as Vice President and Controller from April 2003 to March 2004; Vice President, Finance—Engineered Materials and Solutions Group from November 2001 to April 2003; Vice President and Controller from March 2001 to November 2001; and Controller from October 1996 to February 2001.

(29)	Ms. Diddell has been Vice President and General Manager of the Security Systems Division since June 2004. Prior to that, she was employed as a Management Consultant for the Security Systems Division since July 2003. Prior thereto, Ms. Diddell was employed as the Senior Vice President of Sales and Marketing for Ultrak, Inc. since 1997, a global manufacturer of closed circuit television and access control systems for the commercial and government markets.
(30)	Mr. Duneske has been Vice President of Worldwide Logistics since January 1999. Prior to that, he held logistic management positions since joining the Company in December 1996. Prior to joining the Company, Mr. Duneske was the Director of Distribution with Newark Electronics and Simon & Schuster. In addition, he held various strategic planning, operations management and engineering positions with IBM, Ford Motor Company and ROLM.
(31)	Mr. Grill has served as an officer of the Company since 1987 and became an executive officer in the position of Vice President—Corporate Administration in 1992. In 1994, his title was changed to Vice President, Human Resources, and in 1999 he was made Senior Vice President, Human Resources.
(32)	Mr. Kennedy has been Executive Vice President and General Manager of the Industrial Power Group since January 2002. Prior to that, he was Vice President and General Manager of the Industrial Power Group since September 1999. He has held various industrial product management positions since joining the Company in March 1994. Prior thereto, he held positions with Litton Electron Devices Group and ITT Electron Devices Division.
(33)	Mrs. McNally has been Senior Vice President of Marketing Operations and Customer Support since July 2000. She served as Marketing Services Manager from 1986 until 1989 and as Vice President and Corporate Officer of Marketing Operations from 1989 until 2000. She has held various positions within Marketing since joining the Company in 1979.
(34)	Mr. Peloquin has been Executive Vice President and General Manager of the RF & Wireless Communications Group since January 2002. Prior to that, he was Vice President of the RF & Wireless Communications Group since November 1999 when he rejoined the Company. He first joined the Company in 1990 and held various positions in product management until 1997 when he left to join Motorola, Inc. as Director of Global Distribution for Wireless Infrastructure Division, which position he held until he rejoined the Company in 1999.

Each nominee’s and executive officer’s principal occupation and employment for the last five years has been as listed in the table or footnotes thereto, except as follows:

Mr. Allen joined the Company as its President and Chief Operating Officer in September 1985. He retired as President of the Company in September 1989. Since his retirement, Mr. Allen has been a management consultant and presently provides management consulting services to the Company. He served as Chairman of the Strategic Planning Committee of the Company’s Board of Directors from April 1991 until April 1992.

Mr. Bouyer served as Chairman of the Board of Philips Components of Paris, France, engaged in the manufacture and sale of electronic components and a subsidiary of N.V. Philips of The Netherlands, from April 1, 1990 until January 1, 1994 when he became honorary Chairman of the Board and a Director until December 31, 1995. Mr. Bouyer also was Vice Chairman of the BIPE Institute for Economic and Market Research from 1981 until 1997. He has been a self-employed consultant in business strategies and management for JBC Consult-Paris since January 1990 until December 2002. He is Chairman and has been a board member of Bethe1-Paris, a small internet start-up company from July 2002.

Mr. Hodes is a partner at the law firm of Bryan Cave LLP, which firm provides legal services to the Company. From 1992 through January 2004, Mr. Hodes was a partner with the law firm of McGuire Woods Ross & Hardies and its predecessor Ross & Hardies.

Mr. Ketelaars has been Chief Executive Officer of Philips Business Communications, since March 2003. He was Vice President and Managing Director of Richardson Electronics Europe from 1993 until 1996. He has held several general management positions with companies such as Philips (Electronic Components), ITT (Cable TV), EnerTel (Telecom Operator), and Comsys (Voice Response Systems).

Mr. Peterson is a Managing Director, the Head of Investment Banking and a member of the Board of Directors of Cleary Gull Inc., an investment banking and investment consulting firm he joined in March of 2002. Previously he was a Managing Director of the Tucker Anthony Inc., the Co-Head of its Tucker Anthony Sutro Capital Markets (“TASCM”) division, which provided investment banking services to the Company, and a member of its Operating Committee until November 2001. For a brief time in 2001 and 2002, he was a Managing Director of Riverview Financial Group, LLC, until it was acquired by Cleary Gull Inc. He is a member of the Board of Directors of Krueger International, Inc., a privately held contract furniture manufacturer and Medem, Inc., a privately held healthcare information technology company.

Mr. Purkey was President of Forum Capital Markets since May 1997 and Senior Managing Director of such company since May 1994. Forum Capital was acquired in 2000, and Mr. Purkey was the Managing Director of First Union Securities, the successor to Forum Capital, until his retirement on October 1, 2001. From July 1990 until February 1994, he was employed by Smith Barney Shearson, holding the position of Senior Managing Director and Manager of the Convertible Bond Department. He is a Director of Reptron Electronics, Inc. and Chairman of its Audit Committee.

Mr. Rubinovitz was Executive Vice President of EG&G, Inc., a diversified manufacturer of instruments and components, from April 1989 until his retirement in January 1994. He is also a Director of LTX Corporation and a member of its Compensation Committee; and a Director of Kronos, Inc. and a member of its Compensation Committee.

Executive officers are elected annually at the time of the annual stockholders meeting and serve for a term until their respective resignation, death or removal.

The Company has a Code of Conduct applicable to its principal executive officer, principal financial officer and principal accounting officer as well as all other employees. A copy of the Code of Conduct may be obtained without charge from the Company’s Legal Department, Richardson Electronics, Ltd., 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393.

Board and Committee Meetings

During the last fiscal year, the Company’s Board of Directors held 13 meetings. Each Director attended at least 75% of the aggregate number of such meetings and meetings of the Committees on which he served. Although the Company has no formal policy about Director’s attendance at the Annual Meeting of Stockholders, it is encouraged. Last year, all but one Director attended the Annual Meeting of Stockholders.

In Fiscal Year 2005, the Board of Directors had six standing committees: the Executive Committee, Audit Committee, Executive Oversight Committee, Compensation Committee, Stock Option Committee and Strategic Planning Committee.

The Board of Directors’ Executive Committee did not meet during the last fiscal year, and acted on four occasions by unanimous written consent. The members of the Executive Committee are Messrs. Richardson (Chairman), Johnson, and Rubinovitz. This Committee, during the interval between meetings of the Board of Directors, may exercise all authority of the Board in the management of the Company, except as otherwise provided in our By-laws or by applicable law.

The Board of Directors’ Audit Committee held 29 meetings in the last fiscal year. It meets for the purpose of engaging and discharging the independent auditors (or recommending such actions), directing and supervising special investigations, reviewing with the independent auditors the plan and results of the auditing engagement, reviewing the scope and results of the Company’s procedures for internal auditing, approving each professional service provided by the independent auditors prior to the performance of such services, reviewing the independence of the independent auditors, considering the range of audit and nonaudit fees for the independent auditors and reviewing the adequacy of the issuer’s system of internal accounting controls and such other matters relating to the Company’s financial affairs and accounts as required by law or regulation or as it deems desirable or as the Board may assign to it. The Board of Directors has determined that the Committee as currently constituted complies with the requirements of The National Association of Securities Dealers listing standards, including that each of its members is independent as that term is defined in NASD Rules, and one of its members, John R. Peterson, qualifies as an “Audit Committee Financial Expert”, as that term is defined in Item 401(h)(2) of Regulation S-K, who is also independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act and NASD listing standards. The members of the Audit Committee were Mr. Peterson (Chairman), Mr. Purkey and Mr. Hodes, who resigned as a member of the Committee in July 2004, since he may not have been deemed independent due to legal fees that the Company pays to Bryan Cave LLP, a law firm of which Mr. Hodes is a partner. However, the Board, by resolution, had determined that Mr. Hodes’ membership on the Committee was in the best interests of the Company due to his experience and knowledge and consequently prior to his resignation, he satisfied the exception provided by NASDAQ Marketplace Rule 4350(d)(2)(B). Mr. Hodes was replaced by the Board with the appointment of Mr. Rubinovitz. The Audit Committee has adopted a written charter approved by the Board. The charter was included as Exhibit A to the proxy statement for the Annual Meeting of Stockholders held October 12, 2004.

The Board of Directors’ Executive Oversight Committee held one meeting in the last fiscal year. Its members were Mr. Hodes (Chairman) and Mr. Rubinovitz. It was charged with monitoring the Company’s government contracting activities and compliance with its Code of Conduct, and policies on stock trading and ethical business practices and reporting on the same. This Committee was disbanded in July 2004 and its responsibilities were assumed by the Audit Committee.

The Board of Directors’ Compensation Committee held one meeting in the last fiscal year. The members of the Compensation Committee are Messrs. Bouyer, Hodes and Rubinovitz (Chairman). It is responsible for reviewing and establishing the compensation policy and guidelines for, and the compensation of, executive officers.

The Board of Directors’ Stock Option Committee held three meetings and acted four times by consent without meeting in the last fiscal year. The Committee’s members are Messrs. Bouyer and Rubinovitz (Chairman). It administers the Company’s Incentive Stock Option Plan, Incentive Compensation Plan, 1994 Incentive Compensation Plan, 1996 Incentive Compensation Plan, 1996 Stock Purchase Plan, 1998 Incentive Compensation Plan, 1999 Stock Purchase Plan and the 2001 Incentive Compensation Plan including determining the employees to whom stock options, awards or cash bonuses are granted, the number of shares subject to each option or award, and the date or dates upon which each option or award may be exercised.

The Board of Directors’ Strategic Planning Committee met one time in the last fiscal year. The members of the Committee are Messrs. Bouyer (Chairman), Ketelaars, Peterson and Rubinovitz. It is responsible for developing and reviewing long term strategic plans for the Company. In October, 2004, it was determined to expand the Strategic Planning Committee to include all Directors.

The Company has no standing Nominating Committee or committee performing a similar function. Based on its status as a Controlled Company under NASD Rules, as a result of Mr. Richardson’s stock ownership, the Company is not required to establish a standing Nominating Committee. It is the Company’s practice for each of the Directors to participate in the nominating process. The Company’s process includes submission of candidates to the Directors for consideration. After due consideration, the Directors select the nominees. Stockholders may submit names of candidates for consideration to the Board of Directors; provided that, such submissions must be received by the Board no later than July 1st immediately preceding the Annual Meeting of Stockholders for their consideration. Stockholders may also nominate a candidate or candidates for election as a Director at the Annual Meeting of Stockholders at which Directors are elected.

Stockholders may communicate with the Board of Directors by writing to Richardson Electronics, Ltd., Board of Directors-Legal Department, 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393.

Directors Compensation

Directors who are not Company employees receive a quarterly fee of $3,000 and a fee of $500 for each Board or Committee meeting (other than Audit Committee meetings, for which the fee is $1,000) attended in person or by telephone, plus travel expenses. Mr. Peterson, as Chairman of the Company’s Audit Committee, receives an additional quarterly fee of $1,500.

In addition, each current Non-Employee Director, as defined below, has received a grant of options to acquire 25,000 shares of the Company’s Common Stock, upon election to the Board, at exercise prices ranging from $5.25 per share to $12.875 per share (the fair market value on the date of grant) under the Company’s Stock Option Plan for Non-Employee Directors (“Directors’ Plan”), or the Company’s 1996 Stock Option Plan for Non-Employee Directors (“1996 Directors’ Plan”).

Since 1996, each current Non-Employee Director received a grant of an option under the Company’s 1996 Directors’ Plan to acquire an additional 5,000 shares of the Company’s Common Stock each April beginning at the later of 1996 or five years after first elected as a Director at exercise prices ranging from $5.375 per share to $12.875 per share. Under the Directors’ Plan and the 1996 Directors’ Plan, options are granted to any Director who is not an officer or employee of the Company or any of its subsidiaries or affiliates and who has not been such for a period of one year prior to his first being elected to the Board (“Non-Employee Director”).

Options issued under the Directors’ Plan and 1996 Directors’ Plan are intended to be non-qualified stock options, not entitled to special tax treatment under Section 422A of the Internal Revenue Code of 1986, as amended, from time to time. The Directors’ Plan and the 1996 Directors’ Plan are administered by the Board of Directors of the Company, which has the sole responsibility for construing and interpreting said Plans. Each option granted is evidenced by an option agreement between the optionee and the Company and, subject to the provisions of the Directors’ Plan or the 1996 Directors’ Plan, contains such terms and conditions as may be approved by the Board. The purchase price of each share that may be purchased upon exercise of an option is the fair market value of the share on the date the option is granted. These options are exercisable for a period of approximately ten years. Under the Directors’ Plan, any new Non-Employee Director elected or appointed was granted an option to purchase 25,000 shares of the Company’s Common Stock on the date such Director took office. All options granted under the Directors’ Plan vest over a five-year period from the date of grant with 20% of the option shares becoming first exercisable on each anniversary of the grant date.

The Directors’ Plan was terminated with respect to future grants on April 10, 1996. Under the 1996 Directors’ Plan, any new Non-Employee Director elected or appointed after April 30, 1996 is granted an option to purchase 25,000 shares of the Company’s Common Stock on the date such Director takes office. All such options granted to new Non-Employee Directors vest over a five-year period from the date of grant with 20% of the option shares becoming first exercisable on the anniversary of the grant date. On each April 30 (after April 30, 1996), which is on or after the fifth anniversary of a Non-Employee Director’s initial election as a Director, such Director is granted an additional option for 5,000 shares (subject to adjustment). The Board terminated the 1996 Directors’ Plan on June 16, 2005. The Richardson Electronics, Ltd. 2006 Stock Option Plan for Non-Employee Directors, a copy of which is attached as Exhibit A, is being proposed to replace the 1996 Directors’ Plan (See “Proposal to Approve the Richardson Electronics, Ltd. 2006 Stock Option Plan for Non-Employee Directors”).

The Directors’ Plan and the 1996 Directors’ Plan provide, among other things, that the option of any optionee, whose status as a Director terminates because of death, retirement, or removal from the Board within one year after a change of control as defined in the Directors’ Plan and 1996 Directors’ Plan, shall become fully exercisable with respect to all shares covered thereby and not previously purchased upon exercise of the option and shall remain fully exercisable until the option expires by its terms.

Mr. Allen has non-qualified stock options for 11,781 shares of Common Stock and 11,782 shares of Class B Common Stock at an exercise price of $12.95 per share. Mr. Allen has been a management consultant to the Company and presently provides management consulting services to the Company. In fiscal 2005, he received payments of $14,001 from the Company. The Company expects to continue to retain Mr. Allen as a management consultant in fiscal 2006.

Affiliations

There is no family relationship between any Director and any other Director or nominee for Director or executive officer of the Company. Directors who are directors of other public companies are: Mr. Rubinovitz, a Director of Kronos, Inc., and LTX Corporation; and Mr. Purkey, a Director of Reptron Electronics, Inc. and Chairman of its Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who may be deemed to own beneficially more than ten percent of the Company’s stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and NASDAQ. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and Directors, the Company believes that during fiscal 2005, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than ten percent beneficial owners were complied with on a timely basis.

PRINCIPAL STOCKHOLDERS

As of August 23, 2005, no person or firm owned of record, and, so far as it is known to the Company, no person or firm owned beneficially 5% or more of the outstanding Common Stock or Class B Common Stock of the Company, except for Mr. Richardson whose ownership of Common Stock and Class B Common Stock is set forth above in the table under the caption “Election of Directors—Information Relating to Directors, Nominees and Executive Officers”; and those entities identified and whose ownership of Company stock is set forth in the following table:

	Number of Shares Of Common		Common Stock and Class B Common Stock Beneficially Owned As of August 23, 2005(2)(3)(4)(5)(6)
Name of Beneficial Owner			Percent of Class	Number of Shares of Class B Common	Percent of Class	Percent of Total Voting If Class Voting Not Applicable(1)
Royce & Associates, LLC	1,859,878	(3)	13.03%	0	0	4.09%
DePrince, Race & Zollo, Inc.	3,070,515	(4)	21.51%	0	0	6.75%
Loomis Sayles & Company, L.P.	827,195	(5)	5.79%	0	0	1.82%
T. Rowe Price Associates, Inc.	1,342,455	(6)	9.40%	0	0	2.95%

(1)	Common Stock is entitled to one vote per share and Class B Common Stock is entitled to ten votes per share. Computation assumes that Class B Common Stock held or subject to acquisition pursuant to stock option is not converted into Common Stock.
(2)	Date of holdings information is as of this date unless noted otherwise in footnotes.
(3)	Charles M. Royce may be deemed a controlling person of Royce & Associates, Inc. (“Royce”) and Royce Management Company (“RMC”) and as such may be deemed to beneficially own the shares of Common Stock beneficially owned by Royce and RMC. Mr. Royce does not own any shares outside of Royce and RMC, and disclaims beneficial ownership of the shares held by Royce and RMC. On October 1, 2001, Royce & Associates, Inc., The Royce Funds’ investment adviser, became an indirect wholly-owned subsidiary of Legg Mason, Inc. (“Legg Mason”). On March 31, 2002, Royce & Associates, Inc. was merged into Royce Holdings, LLC (a wholly-owned subsidiary of Legg Mason), which then changed its name to Royce & Associates, LLC. As a result of this merger, Royce & Associates, LLC became The Royce Funds’ investment adviser and a direct wholly-owned subsidiary of Legg Mason. Information disclosed in this table was obtained from Royce on July 27, 2005. The address for Royce is 1414 Avenue of the Americas, New York, NY 10019.
(4)	DePrince, Race & Zollo, Inc. is an investment advisor having sole power to vote and dispose of these shares. Information disclosed in this table was obtained from DePrince, Race & Zollo on August 2, 2005. The address for DePrince, Race & Zollo, Inc. is 201 S. Orange Ave., Suite 850, Orlando, FL 32801.
(5)	Consists of 827,195 shares of common stock which would be issued on conversion of our notes. Loomis Sayles & Company, L.P. (“Loomis”) is an investment advisor with power to direct investments and/or power to vote the securities. Clients of Loomis have the economic interest but no one client has such an interest relating to more than 5% of the class. Information disclosed in this table was obtained from Loomis on August 26, 2005. The address for Loomis is One Financial Center, Boston, MA 02111.
(6)	Includes 450,055 shares of Common Stock which would be issued on conversion of our notes. These securities are owned by various individuals and institutional investors including the T. Rowe Price Small Cap Value Fund, Inc. (which owns 725,000 shares, and all of the notes), which T. Rowe Price Associates, Inc. or “Price Associates”, serves as investment advisor with power to direct investments and/or power to vote the securities. For purposes of the reporting requirements of the Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates has sole dispositive power for the entire holding of 1,342,455 shares and has sole voting power for 167,400 shares of Common Stock and T. Rowe Price Small Cap Value Fund has sole voting power for the shares which it owns. Information disclosed in this table was obtained from T. Rowe Price Associates on July 26, 2005. The address for T. Rowe Price Associates is 100 East Pratt Street, Baltimore, MD 21202.

EXECUTIVE COMPENSATION

The following table sets forth the annual and long-term compensation for the Company’s Chief Executive Officer and the four highest paid executive officers (named executives) during fiscal 2005, as well as the total compensation paid to each such individual for the Company’s two prior fiscal years:

SUMMARY COMPENSATION TABLE

							Long-Term Compensation			All Other Compen- sation(3)
	Year	Annual Compensation					Awards		Payouts
Name and Principal Position		Salary	Bonus		Other Annual Compen- sation(1)		Restricted Stock Awards(2)	Stock Options/ SARs	Long- Term Incentive Payouts
Edward J. Richardson CEO and Chairman of the Board	2005 2004 2003	$461,356 444,845 436,980	$	— 120,660 —	$	— — —	— — —	— — —	$ — — —	$4,100 6,840 4,000

Bruce W. Johnson President and Chief Operating Officer	2005 2004 2003	415,048 399,392 391,263		— 153,066 80,575		— — —	$105,200 129,000 85,800	12,500 — —	— — —	4,100 6,840 4,000

Dario Sacomani(4) Senior Vice President	2005 2004 2003	295,358 284,738 258,462		56,486 109,993 72,415		— — —	— — 150,003	12,500 — 50,000	— — —	4,100 6,840 4,000

William G. Seils Senior Vice President, General Counsel and Secretary	2005 2004 2003	219,075 212,352 209,142		83,111 98,440 70,014		— — —	— — —	6,975 — —	— — —	4,100 6,840 4,000

Robert L. Prince Executive Vice President, Worldwide Sales	2005 2004 2003	223,377 211,239 205,250		94,802 92,944 73,806		— — —	— — —	7,125 — —	— — —	4,100 6,840 4,000

(1)	While officers enjoy certain perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer’s salary and bonus except as shown.
(2)	The restricted stock issued to Mr. Johnson vested at the date of grant and that issued to Mr. Sacomani vest in three equal annual installments. The number of shares and fair market value of unvested restricted stock as of May 28, 2005 held by Mr. Sacomani was 4,700 shares and $41,360, respectively, based on a closing price of $8.80 per share of the Company’s common stock on the Nasdaq National Market on May 27, 2005, the last trading date before May 28, 2005. Holders of restricted stock are entitled to vote such shares and receive dividends.
(3)	These amounts represent the Company’s discretionary and 401(k) matching contributions to the Company’s profit sharing plan.
(4)	Until taking a leave of absence in April 2005, Mr. Sacomani also served as the Company’s Chief Financial Officer.

Stock Option Awards

The following table summarizes options granted during fiscal year 2005 to the named executives at fiscal year end:

OPTION GRANTS IN LAST FISCAL YEAR

Name	Options Granted (1)(2)	% of Total Options Granted to Employees in FY05	Exercise or Base Price ($/sh)	Expiration Date	Fair Value at Grant Date(3)
Edward J. Richardson	—	—	$—	—	$—
Bruce W. Johnson	12,500	4.3%	7.750	9/10/2014	37,000
Dario Sacomani	12,500	4.3%	7.750	9/10/2014	37,000
William G. Seils	6,975	2.4%	7.750	9/10/2014	20,646
Robert L. Prince	7,125	2.5%	7.750	9/10/2014	21,090

(1)	Options granted become exercisable in annual increments of 20%, beginning September 10, 2005.
(2)	Options granted under the option plan are exercisable for a period of up to ten years from the date of grant. Options terminate upon the optionee’s termination of employment with the Company, except under certain circumstances.
(3)	The fair value of the option at the grant date was calculated using the Black-Scholes option-pricing model, using the following assumptions: $.16 annual dividend per share, expected annual standard deviation of stock price of 47% and a risk-free interest rate of 3.7%.

The following table summarizes options exercised during fiscal year 2005 and presents the value of the unexercised options held by the named executives at fiscal year end:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR END OPTION VALUES

At May 28, 2005

Name	Options Exercised(1)		Number of Securities Underlying Unexercised Options held at Fiscal Year end		Value of Unexercised, In-the-money options at Fiscal Year end(1)(2)
	Shares Acquired	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Edward J. Richardson	—	$—	—	—	$—	$—
Bruce W. Johnson	—	—	150,000	32,500	127,100	30,525
Dario Sacomani	—	—	33,333	29,167	—	13,125
William G. Seils	—	—	75,370	15,555	89,814	17,033
Robert L. Prince	—	—	91,000	16,125	104,785	17,921

(1)	The Company permits broker-assisted cashless exercise of options by all optionees, including executive officers.
(2)	Represents the difference between $8.80 per share (the closing price of the Company’s common stock on May 27, 2005, the last trading day before May 28, 2005) and the exercise price of the options.

Employment Agreements

Bruce W. Johnson became the Company’s President and Chief Operating Officer on November 12, 1996 pursuant to an agreement dated as of November 7, 1996, which provides for an annual base salary subject to adjustment in certain circumstances, and a bonus if the Company’s earnings per share (excluding extraordinary charges) for the year exceeds its earnings per share for the prior fiscal year with the amount of such bonus, if any, determined by the Company’s actual earnings per share performance in relation to the Company’s budgeted earnings per share for the fiscal year. Mr. Johnson’s cash bonus for fiscal year 2005 was $0. The agreement also provides for payments to Mr. Johnson for one year equal to his salary and bonus and other employee benefits if his employment is terminated under certain circumstances, including, without cause or from a change-in-control, or a breach by the Company. During his employment term and for two years after termination of any reason, Mr. Johnson is prohibited from contacting any individual or entity that was one of the Company’s customers or suppliers during his last 12 months of employment with the Company. The agreement is for an indefinite term, during which Mr. Johnson is employed on an at-will basis.

Pursuant to a 3-year employment agreement dated May 31, 2002, Dario Sacomani became the Company’s Senior Vice President and Chief Financial Officer. Mr. Sacomani was eligible to receive a bonus of up to 50% of his base salary if performance goals were met. Fifty percent of the bonus was determined by the Company’s earning performance and 50% was determined by Mr. Sacomani meeting goals for the year established by the Chief Executive Officer. Mr. Sacomani also received an option for 50,000 shares (with an exercise price equal to 100% of fair market value on the date of grant) and a restricted stock award for 14,098 shares that vested in equal amounts over three years. On July 18, 2005, Mr. Sacomani and the Company agreed to terminate Mr. Sacomani’s employment as an executive officer. He remains as an employee of the Company until December 31, 2005 or his earlier acceptance of other employment at a salary of $11,699 every two weeks.

Robert L. Prince is employed as the Company’s Executive Vice President of Worldwide Sales under an employment agreement dated June 6, 2000, pursuant to which he receives a base salary which is reviewed annually and a bonus of 50% of his base salary if performance goals established annually are met. The agreement provides for payment to Mr. Prince for one year equal to his salary and bonus for the 12-month period prior to termination in the event of termination of employment without cause or by Mr. Prince within 180 days after a sale to or merger into another company or change of control. During his employment term and for one year after termination for any reason, Mr. Prince is prohibited from competing against the Company. The agreement is for an indefinite term, during which Mr. Prince is employed on an at-will basis.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2005 were Messrs. Bouyer, Hodes and Rubinovitz. The members of the Stock Option Committee during fiscal 2005 were Messrs. Bouyer and Rubinovitz. See “Related Party Transactions” below.

Related Party Transactions

Mr. Richardson controls $1,122,000 principal amount of the Company’s 7 1/4% Debentures and $1,309,000 principal amount of the Company’s 8 1/4% Debentures as of August 23, 2005.

Mr. Hodes is a partner in the law firm of Bryan Cave LLP, which firm provided legal services to the Company in fiscal 2005 and continues to provide legal services to the Company in fiscal 2006. Mr. Hodes was a partner in the law firm of McGuire Woods Ross & Hardies, which firm provided legal services to the Company in fiscal 2002, 2003 and 2004.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT,

STOCK PERFORMANCE GRAPH AND AUDIT COMMITTEE REPORT

The following pages contain a report issued by the Compensation and Stock Option Committees of the Board of Directors relating to executive compensation for fiscal 2005, a chart titled “Stock Performance Graph” and a report issued by the Audit Committee of the Board of Directors relating to its review of the Company’s financial statements, procedures and practices. Stockholders should be aware that under SEC rules, the Compensation and Stock Option Committee Report on Executive Compensation, the Stock Performance Graph and the Audit Committee Report are not deemed to be “soliciting material” or “filed” with the SEC under the Securities Exchange Act of 1934, and are not incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, unless these sections are specifically referenced.

REPORT ON EXECUTIVE COMPENSATION

Traditionally, the Company’s executive officers’ compensation has been determined by the Company’s Chief Executive Officer and Chief Operating Officer due to the relatively small number of other executive officers and the personal knowledge of the relative performance and responsibilities of each executive officer of the Chief Executive and Chief Operating Officers. Compensation for the Company’s executive officers, other than the Chief Executive Officer, for the fiscal year ended May 28, 2005 was established in this manner and was approved by the Compensation Committee, except for long-term incentive compensation in the form of stock option and restricted stock award grants which were established by the Stock Option Committee. The compensation for the Company’s Chief Executive Officer for fiscal 2005 was determined pursuant to a formula set by the Board of Directors in 1983, prior to the effective date of the Securities and Exchange Commission rules mandating disclosure of the basis for such compensation, at a fixed base salary adjusted annually on each June 1 for changes in the cost of living ($461,356 for fiscal 2005), and a bonus equal to 2% of the Company’s after tax profits. Mr. Richardson’s bonus for fiscal year 2005, based on 2% of net income was $0. The Company expects that the Chief Executive Officer will continue to recommend compensation for the Company’s other executive officers with the advice and guidance the Company’s Chief Operating Officer, with respect to other executive officers, for approval of the Compensation Committee of the Board of Directors who will set such compensation and that the Stock Option Committee will determine the granting of options and stock awards, and that the Chief Executive Officer’s compensation also will be set by the Compensation Committee.

Individual compensation of other executive officers has been established to maintain equitable internal relationships taking into account the responsibilities, experience, seniority, and work performance of the individual executive, the overall performance of the Company and the unit or area of responsibility of the executive, the strategic objectives and budget considerations of the Company and competitive industry practices. The relative weight given to each of these factors varies from individual to individual and from year to year. Increases in executive officers’ base salaries for the year ended May 28, 2005 ranged from 3% to 11% and increases in base salaries of executive officers for the year ending June 3, 2006 ranged from 4% to 25%.

A significant portion of each executive officer’s compensation is in the form of a bonus (in fiscal 2005 it was budgeted to be from 50% to 60% of base compensation depending on the executive) which is performance-related. Bonuses are designed to reward executives for achieving and exceeding Company performance goals and/or individual performance goals. Bonuses or portions thereof, in fiscal 2005, for certain executive officers were based upon targeted levels of the Company’s earnings. For bonuses or portions thereof based upon individual performance, the performance criteria or goals varied with each executive as set by the Compensation Committee with recommendation from the Chief Executive Officer after the executive’s annual review. For example, an executive responsible for a business unit may receive a bonus or a portion thereof based upon the business unit meeting its financial goals while an executive in charge of other functions may receive a bonus or portion thereof based upon his achieving individual performance objectives which are generally subjective, established specifically for him by the Compensation Committee with recommendation from the Chief Operating Officer or Chief Executive Officer. For the fiscal year ended May 28, 2005, such individual performance bonuses or portions thereof were paid at percentages of target, ranging from 50% to 102%. Financial measures (e.g. earnings per share, return on invested capital, gross margin) and targets for each executive officer are set at the beginning of the fiscal year by the Compensation Committee with recommendation from the Chief Executive Officer or the Chief Operating Officer after review by the Chief Executive Officer, although discretionary adjustments are possible should unforeseen events occur.

Salary levels, bonus criteria and performance objectives for the Company’s executive officers are examined each year to take into account factors discussed above and other additional factors believed appropriate at the time. Executive compensation structures and levels for each year’s targeted overall Company and individual performance goals are determined following regular structured annual reviews of each executive officer conducted by the Chief Executive Officer and/or Chief Operating Officer. Target performance levels take into account historic patterns of Company performance and strategic objectives.

Individual stock option grants in fiscal 2005 were determined giving consideration to the factors discussed above, previous option grants, and to give the executive officers additional incentive to improve the overall performance of the Company. 149,412 options were granted to executive officers in fiscal 2005, and restricted stock awards granted in fiscal 2005 aggregated 17,882 shares. All such options have an exercise price that is equal to 100% of the Fair Market Value as defined in the applicable Incentive Compensation Plan of the Company’s Common Stock on the date of grant. The Chief Executive Officer does not participate in these plans.

In addition, all executive officers, including the Chief Executive Officer, participate in broad based benefits generally available to all U.S. employees of the Company, such as medical, dental, disability, life insurance, profit sharing (which includes a 401(k) feature), employees’ stock ownership and employees’ stock purchase plans.

The Omnibus Budget Reconciliation Act of 1993 (the “Act”) amended the Internal Revenue Code, Section 162(m), to limit deductibility for the Company for income tax purposes of compensation paid to the Chief Executive Officer and the four other highest paid executive officers to $1 million per year, per person, subject to certain exceptions. The Company does not currently have any executive exceeding that limitation. If at a future date it appears likely that such limitation may be exceeded, the Committee will consider recommending restructuring of executive compensation programs in light of the requirements of the Act and the regulations that may be promulgated thereunder to permit them to meet the exceptions to the limitation so such compensation may continue to be deductible.

Members Of The Compensation Committee	Members Of The Stock Option Committee

Jacques Bouyer	Jacques Bouyer
Scott Hodes	Samuel Rubinovitz (Chairman)
Samuel Rubinovitz (Chairman)

The following graph sets forth the cumulative total stockholder return (assuming reinvestment of dividends) to the Company’s stockholders during the five-year period ended May 31, 2005, as well as a broad equity market index (NASDAQ Stock Market (US) Index) and a published industry index (NASDAQ Electronic Components Stock Index). All three indices reflect the value of an investment of $100 made on May 31, 2000. The stock price performance shown below is not necessarily indicative of future stock price performance.

PERFORMANCE GRAPH

REPORT OF THE AUDIT COMMITTEE

Pursuant to its written Charter, the Audit Committee has:

•	Reviewed and discussed the audited financial statements with management and with the independent registered public accountants.

•	Discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards Board No. 61.

•	Received the written disclosures from the independent registered public accountants required by Independence Standards Board Standard No. 1, and has discussed with the independent registered public accountants the accountants’ independence, and considered the compatibility of non-audit services provided to the Company by the accountants with their independence.

•	Based on the review and discussion above, recommended to the Board of Directors (and the Board of Directors has accepted the recommendation) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 28, 2005 for filing with the Securities and Exchange Commission.

Management is responsible for the Company’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. The responsibility of the Audit Committee is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The Committee members are not employees of the Company and they may not be, and they may not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent accountants are in fact “independent.”

AUDIT FEES, TAX FEES, AND ALL OTHER FEES

The following table sets forth the aggregate fees billed for each of the last two years for professional services rendered by the Company’s principal accountant for the respective years.

	2004	2005
Audit Fees(1)
KPMG	$462,510.00	$1,987,845.00

(1)	The Audit Fees were for professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Form 10-K for the fiscal year ended May 29, 2004 and May 28, 2005, respectively, the review of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q during such fiscal years, statutory audits for certain of its non-U.S. subsidiaries and for the audit of the Company’s internal controls over financial reporting for the fiscal year ended May 28, 2005. In addition, KPMG LLP billed audit fees of $36,900 related to a registration statement filed in May 2005.

Audit Fees are reviewed and specifically approved by the Audit Committee on an annual basis. On April 7, 2003, the Audit Committee established formal policies and procedures for the pre-approval of audit-related tax and other fees. These procedures include a review and pre-approval of an annual budget covering the nature of and amount to be expended for auditor services by specific categories of services to be provided. In addition, services not anticipated in the budget (so long as they are permitted services) or which exceed the budgeted amount may be authorized by the Company’s Chief Financial Officer if $20,000 or less, and if more than $20,000, with the approval of the Chairman of the Audit Committee and in each case with a submission and approval by the full Audit Committee at its next regularly quarterly scheduled meeting. Fees for such unanticipated services were 26% of the total fees paid to the Company’s principal accountant for fiscal year 2005.

Members of the Audit Committee:

Samuel Rubinovitz

Harold L. Purkey

John R. Peterson (Chairman)

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

After the Company completed its fiscal year ended May 28, 2005, the Audit Committee of the Board of Directors determined that the Committee would issue a request for proposal regarding the engagement of an independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending June 3, 2006. The request for proposal was issued in July 2005 to several large, registered public accounting firms, including KPMG LLP (“KPMG”). On August 29, 2005, KPMG notified the Company that it declined to stand for re-election as the Company’s independent registered public accounting firm and that the client-auditor relationship between the Company and KPMG had ceased.

On August 29, 2005, the Company, with the approval of its Audit Committee notified an independent registered public accounting firm, other than KPMG, of its selection. The independent registered public accounting firm selected is currently conducting its client acceptance procedures.

KPMG’s audit reports on the Company’s consolidated financial statements as of and for the years ended May 28, 2005 and May 29, 2004 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG’s audit reports on the Company’s consolidated financial statements as of and for the years ended May 28, 2005 and May 29, 2004 included separate paragraphs which stated the following: “As discussed in Note A to the consolidated financial statements, the Company changed its method of accounting for certain inventories from the last-in, first-out method to the first-in, first-out method as of June 1, 2003”, and KPMG’s audit report on the Company’s consolidated financial statements as of and for the year ended May 29, 2004 included a separate paragraph which stated the following: “As discussed in Note B to the consolidated financial statements, the Company restated its balance sheet for deferred income taxes, other assets, retained earnings and accumulated other comprehensive income (loss) as of June 1, 2003.”

KPMG’s audit reports on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of May 28, 2005 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG’s report indicates that the Company did not maintain effective internal control over financial reporting as of May 28, 2005 because of the effects of material weaknesses on the achievement of the objectives of the control criteria, and contains explanatory paragraphs that state:

1	Deficiencies in the Company’s Control Environment. The Company did not maintain effective company-level controls as defined in the Internal Control-Integrated Framework published by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Specifically:

•	The Company had inadequately trained finance, accounting, and tax personnel with a lack of appropriate expertise in U.S. generally accepted accounting principles. Accordingly, in certain circumstances, an effective secondary review of technical accounting matters was not performed.

•	The Company did not maintain proper segregation of duties between the access to cash, accounts receivable and inventory and the financial accounting responsibility for such assets, nor did the Company adopt appropriate policies to limit the authority of those personnel responsible for these duties.

•	The Company did not maintain adequate controls over end-user computing. Specifically, controls over the access, completeness, accuracy, validity, and review of certain spreadsheet information that supports the financial reporting process were either not designed appropriately or did not operate as designed.

These deficiencies resulted in a more than remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not be prevented or detected, and contributed to the development of other material weaknesses described below.

2	Inadequate controls associated with the accounting for income taxes. The Company did not employ personnel with the appropriate level of skill and experience to prepare, document, and review its accounting for income taxes. This lack of skill and experience resulted in the Company’s inability to:

•	Execute procedures to periodically reassess the valuation of tax assets and liabilities;

•	Effectively perform and document a periodic evaluation of the reasonableness of assumptions with respect to the recoverability of recorded deferred tax assets and tax reserves;

•	Provide appropriate oversight to ensure that the risks and obligations with respect to the financial reporting effects of tax planning strategies were appropriately monitored and addressed;

•	Execute policies and procedures to ensure that the financial reporting and disclosure obligations related to tax contingencies were appropriately understood and considered; and

•	Maintain policies and procedures to ensure that the effects of deficiencies in the tax reporting process associated with value added taxes were properly reflected in the financial statements.

As a result of these deficiencies, material misstatements were identified in the Company’s deferred tax assets and liabilities, valuation allowance, and tax reserves.

3	Inadequate financial statement preparation and review procedures. The Company did not maintain adequate policies and procedures, or employ sufficiently experienced personnel, to ensure that accurate and reliable interim and annual consolidated financial statements were prepared and reviewed on a timely basis. Specifically, the Company did not have:

•	Effective reconciliation of significant balance sheet accounts;

•	Effective reconciliation of subsidiary accounts to consolidating financial information;

•	Sufficient skills and experience in the application of U.S. generally accepted accounting principles on the part of certain subsidiaries;

•	Policies and procedures relating to the origination and maintenance of contemporaneous documentation to support key accounting judgments made;

•	Effective review of presentation and disclosure requirements related to the financial statements;

•	Procedures to provide support for accounting entries submitted from the parent company and affiliates; and

•	Adequate policies and procedures related to the review and approval of accounting entries.

As a result of these deficiencies, misstatements were identified in the Company’s consolidated financial statements. These deficiencies in internal control over financial reporting resulted in a more than remote likelihood that a material misstatement of the Company’s interim or annual financial statements would not be prevented or detected.

4	Deficiency related to the application of accounting literature. The Company did not maintain adequate policies and procedures, or employ sufficiently experienced personnel, to ensure appropriate application of Financial Accounting Standards Board Statement No. (SFAS) 52, Foreign Currency Translation.

In connection with the audits of the two fiscal years ended May 28, 2005 and May 29, 2004, and the subsequent interim period through August 29, 2005, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference in connection with their opinion to the subject matter of the disagreement.

During the fiscal years ended May 28, 2005 and May 29, 2004, and the subsequent interim period through August 29, 2005, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), except for the following:

In Item 9A of the Company’s Annual Report on Form 10-K for the year ended May 28, 2005, management of the Company reported that it had assessed the effectiveness of the Company’s internal control over financial reporting as of May 28, 2005 and had identified material weaknesses in internal control as described in the bulleted paragraphs above. Such weaknesses resulted in an adverse opinion from KPMG on the effectiveness of the Company’s internal control over financial reporting as of May 28, 2005.

In Item 4 of the Company’s Quarterly Report on Form 10-Q for the three months ended February 26, 2005 (fiscal 2005 third quarter), the Company disclosed that KPMG reported to management and to the Audit Committee on certain matters involving internal controls that they considered to be material weaknesses. As communicated by the Company’s independent auditors, these internal controls related to (i) inappropriate application of certain provisions of Financial Accounting Standards Board Statement No. 52, Foreign Currency Translation, affecting previously issued consolidated financial statements and (ii) the origination and maintenance of contemporaneous documentation of the factual support or key judgments made in connection with the execution of several legal documents that represented important accounting events. The misapplication affected reported currency translation in previously issued consolidated financial statements for fiscal years ending 2002 and 2003, the four quarters of fiscal 2004 and the first two quarters of fiscal 2005.

Also during the fiscal 2005 third quarter, the Company’s independent auditors reported to management and to the Audit Committee on certain matters involving internal controls regarding income taxes that they considered to be material weaknesses, including (i) lack of appropriate quarterly analysis of the valuation of deferred tax assets in accordance with Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes, (ii) lack of consideration of Accounting Principle Board Opinion (APB) No. 23, Undistributed Earnings of Subsidiaries, and (iii) lack of appropriate quarterly analysis of tax liabilities.

In Item 9A of the Company’s Annual Report on Form 10-K for the year ended May 29, 2004, the Company disclosed that KPMG reported to management and to the Audit Committee on certain matters involving internal controls that they considered to be material weaknesses in the Company’s internal control over financial reporting. KPMG stated that none of the identified material weaknesses resulted in material inaccuracies in the Company’s financial results for the fiscal year ended May 29, 2004.

The identified material weaknesses relate to the need for (i) enhancement of formal policies and procedures, including standard reporting package and assignment of responsibilities, for international consolidation process to ensure timely and effective reporting of foreign subsidiaries financial information and consolidation; (ii) improved reconciliation process for the migration of financial information from local systems of foreign subsidiaries to the PeopleSoft system at headquarters; (iii) improved documentation of management review and reconciliation performance; and (iv) enhancement of documentation for policies and procedures, improved segregation of duties and audit trails for changes in information technology of the Company.

The subject matter of the material weaknesses described above was discussed by the Company’s management and the Audit Committee of the Board of Directors of the Company with KPMG. The Company has authorized KPMG to respond fully to the inquiries of the successor independent registered public accounting firm concerning these issues.

The Company has provided KPMG with a copy of the foregoing disclosures and requested that KPMG furnish a letter to the Securities and Exchange Commission stating whether or not KPMG agreed with the above statements. A copy of KPMG’s letter to the Securities and Exchange Commission, is attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission with respect to the August 29, 2005 notice from KPMG of its decision not to stand for re-election as the Company’s auditors for fiscal year 2006.

KPMG has advised the Company that the firm does not have any direct or indirect financial interest in the Company or its subsidiaries, or has such firm had any such interest in connection with the Company or its subsidiaries during the past year. Representatives of KPMG are expected to be present at the Annual Meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

PROPOSAL TO APPROVE THE RICHARDSON ELECTRONICS, LTD.

2006 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

On June 16, 2005, the Board of Directors of the Company adopted, subject to stockholder approval, the Richardson Electronics, Ltd. 2006 Stock Option Plan for Non-Employee Directors (“2006 Directors’ Plan).

Under the 2006 Directors’ Plan, options shall be granted to non-employee members of the Board of Directors of the Company to purchase not more than an aggregate of 400,000 shares of the Company’s Common Stock, subject to adjustment in accordance with the provisions of the 2006 Directors’ Plan. Such shares may be either authorized but unissued shares of the Company or shares which have been or may be re-acquired by the Company, including treasury shares. The purpose of the 2006 Directors’ Plan is to promote the long-term interest of the Company by attracting and retaining qualified and experienced persons as non-employee directors of the Company and by providing additional incentive for such directors to work for the success and growth of the Company through continuing ownership of the Company’s stock. This 2006 Directors’ Plan will replace the 1996 Stock Option Plan for Non-Employee Directors adopted on October 1, 1996 which is being terminated with respect to any future grants. The summary of the 2006 Directors’ Plan is qualified in its entirety by reference to the text of such Plan. A copy of which is attached as Exhibit A.

Any Director of the Company who is not an officer or employee of the Company or any of its subsidiaries or affiliates is eligible to participate in the 2006 Directors’ Plan. It is intended that options issued under the 2006 Directors’ Plan be non-qualified stock options, not entitled to special tax treatment under Section 422A of the Internal Revenue Code of 1986, as amended, from time to time. The 2006 Directors’ Plan is administered by the Board of Directors of the Company which has the sole responsibility for construing and interpreting said Plan. Each option granted will be evidenced by an option agreement between the optionee and the Company and, subject to the provisions of the 2006 Directors’ Plan, shall contain such terms and conditions as may be approved by the Board. The purchase price of each share that may be purchased upon exercise of an option shall be the fair market value of the share on the date the option is granted. Under the 2006 Directors’ Plan, any new non-employee Director elected or appointed on or after October 18, 2005 shall be granted an option to purchase 25,000 shares of the Company’s Common Stock on the date such Director takes office. All such options granted to new non-employee Directors vest over a five-year period from the date of grant with 20% of the option shares becoming first exercisable on each anniversary of the grant date. On each October 30 which is on or after the fifth anniversary of a non-employee Director’s initial election as a Director, such Director will be granted an additional option for 5,000 shares (subject to adjustment). Unless earlier terminated by the Board, the 2006 Directors’ Plan shall terminate on October 30, 2015. The 2006 Directors’ Plan provides among other things, that the option of any optionee, whose status as a Director terminates because of retirement, or removal from the Board within one year after a change of control (as defined in the 2006 Directors’ Plan), shall become fully exercisable with respect to all shares covered thereby and not previously purchased upon exercise of the option and shall remain fully exercisable until the option expires by its terms.

Federal Income Tax Consequences

No United States federal income tax is recognized by an optionee under the 2006 Directors’ Plan in connection with the grant of the option. In the case of such an option, the optionee will recognize ordinary income as result of his or her exercise of the option. The amount of the ordinary income will usually be equal to the difference between the fair market value of the option stock at the date of exercise and the aggregate option price. Subject to the limitations of Section 162(m) of the Internal Revenue Code, the Company is entitled to a compensation deduction which corresponds to the amount of ordinary income recognized by the optionee.

Interest of Directors, Nominees and Executive Officers

Each of Arnold R. Allen, Jacques Bouyer, Scott Hodes, Ad Ketelaars, John R. Peterson, Harold L. Purkey and Samuel Rubinovitz, who were Directors since June 1, 2004 and are nominees for election as Directors at the Annual Meeting of Stockholders to be held October 18, 2005, are persons who will receive grants of options under the 2006 Directors’ Plan, and as such have an interest in its adoption. No other Directors, executive officers or employees or associate of any of them will be entitled to benefit under the 2006 Directors’ Plan.

Stockholder Vote

The affirmative vote of the holders of shares possessing a majority of the voting power present in person or represented by proxy and entitled to vote at the meeting is required to adopt the proposed 2006 Directors’ Plan.

The 2006 Directors’ Plan and all options thereunder will terminate and become null and void if the 2006 Directors’ Plan is not approved by the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL REGARDING THE RICHARDSON ELECTRONICS, LTD. 2006 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS.

ANNUAL REPORT

The Company’s Annual Report to Stockholders for the year ended May 28, 2005, including financial statements, accompanies this Proxy Statement. However, no action is proposed to be taken at the meeting with respect to the Annual Report, and it is not to be considered as constituting any part of the proxy soliciting material.

STOCKHOLDER PROPOSALS

From time to time, stockholders present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at a meeting. To be considered, proposals must be submitted on a timely basis. Proposals for the 2006 Annual Meeting of Stockholders submitted pursuant to SEC Rule 14a-8 must be received by the Company no later than May 12, 2006. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company. Any stockholder proposal proposed for submission at the Company’s 2006 Annual Meeting of Stockholders outside the process of SEC Rule 14a-8 after July 21, 2006 shall be considered untimely. If such a proposal is submitted after that date, the proxy holder or holders may exercise their discretionary authority, as conferred in the proxy, in voting on such proposal at such meeting.

OTHER MATTERS

The management knows of no other business likely to be brought before the meeting. If other matters do come before the meeting, the persons named in the form of proxy or their substitute will vote said proxy according to their best judgment.

A COPY OF THE COMPANY’S 2005 10-K REPORT AND ITS CODE OF CONDUCT IS

AVAILABLE WITHOUT CHARGE TO STOCKHOLDERS UPON WRITTEN REQUEST TO:

LEGAL DEPARTMENT,

RICHARDSON ELECTRONICS, LTD.

40W267 KESLINGER ROAD

P. O. BOX 393

LAFOX, IL 60147-0393

By order of the Board of Directors

EDWARD J. RICHARDSON
Chairman of the Board & Chief Executive Officer

September 12, 2005

Exhibit A

RICHARDSON ELECTRONICS, LTD.

2006 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

Article I

Purpose

The purpose of the 2006 Stock Option Plan for Non-Employee Directors (the “Plan”) of Richardson Electronics, Ltd. (the “Company”) is to promote the long-term interests of the Company by attracting and retaining qualified and experienced persons for service as non-employee directors of the Company and by providing additional incentive for such directors to work for the success and growth of the Company.

Article II

Definitions

When used herein, the following terms shall have the meaning set forth below:

2.1 “Board” means the Board of Directors of the Company.

2.2 “Change in Control” means the earliest of:

(a) The acquisition after August 1, 1989 of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, by any entity, person, or group, of shares of the outstanding capital stock of the Company entitled to vote for the election of directors (“voting stock”) representing more than 50% of the aggregate votes entitled to be cast in the election of directors;

(b) The commencement by any entity, person, or group (other than the Company or a Subsidiary or Edward J. Richardson) of a tender offer or an exchange offer for shares of the outstanding voting stock of the Company representing more than 50% of the aggregate votes entitled to be cast in the election of directors.

(c) The effective time of (i) a merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding voting stock of the Company immediately prior to such merger or consolidation (other than those who are affiliates of any such other corporation) hold less than 50% of the voting stock of the surviving or resulting corporation, or (ii) a transfer of substantially all of the property of the Company other than to an entity of which the Company owns at least 50% of the voting stock; or

(d) The election to the Board, without the recommendation or approval of the incumbent Board, of the lesser of (i) three directors or (ii) directors constituting a majority of the number of directors of the Company then in office.

2.3 “Code” means the Internal Revenue Code of 1986, as amended, in effect at the time of reference, or any successor revenue code which may hereafter be adopted in lieu thereof, and references to the specific provisions of the Code shall refer to the corresponding provisions of the Code as it may hereafter be amended or replaced.

2.4 “Company” means Richardson Electronics, Ltd., a Delaware corporation, or its successor.

2.5 “Disability” means the disability of an individual within the meaning of Section 105(d)(4) of the Code.

2.6 “Fair Market Value” means, with respect to the Company’s Shares, the last sale price of the Shares on the date on which the value is to be determined, as reported by NASDAQ National Market System or such other source of quotations for or reports of trading activity in Shares as the Board may from time to time select. If no trades in Shares occurred on the relevant date, the mean between the closing bid and asked quotations for Shares as reflected by NASDAQ National Market System or such other source of quotations at the close of the market on such date shall be deemed to be the fair market value; provided, however, that if no sales or quotations are reported on the relevant date, then Fair Market Value determined as provided above on the next succeeding day or which a sale or quotation is reported shall be deemed to be the fair market value on the relevant date.

2.7 “Non-Employee Director” means a director of the Company who is not an officer or employee of the Company or any of its Subsidiaries. A “Non-Employee Director” may include any director of the Company who also serves as a consultant to the Company or any of its Subsidiaries.

2.8 “Non-Qualified Stock Option” means an option not entitled to special tax treatment under Section 422 of the Code.

2.9 “Option” means an option to purchase Shares granted under this Plan whether under 6.2 or 6.3. “First Option” means an Option granted under 6.2 and “Additional Option” means an Option granted under 6.3.

2.10 “Optionee” means a person to whom an Option is granted.

2.11 “Plan” means the Company’s 2006 Stock Option Plan for Non-Employee Directors contained herein, and as it may be amended from time to time.

2.12 “Retirement” means the voluntary retirement of a Non-Employee Director of the Company at or after age 70 with not less than ten (10) consecutive years of service as a director of the Company or with approval of the Board.

2.13 “Shares” means the shares of the Company’s Common Stock $.05 par value.

2.14 “Subsidiary” means any corporation that at the time qualifies as a subsidiary of the Company under the definition of “subsidiary corporation” contained in Section 424(f) of the Code.

Article III

Administration of the Plan

The Plan shall be administered by the Board. The Board shall have the sole responsibility for construing and interpreting the Plan, for establishing and amending such rules and regulations as it deems necessary or desirable for the proper administration of the Plan, and for resolving all questions arising under the Plan.

Any decision or action taken by the Board arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations shall, to the extent permitted by law, be within its absolute discretion, except as otherwise specifically provided herein, and shall be conclusive and binding upon all Optionees and any other person, whether that person is claiming under or through any Optionee or otherwise. No member of the Board shall be liable for any action taken or determination made in good faith with respect to the Plan.

Article IV

Eligibility

All Non-Employee Directors of the Company shall be eligible to participate in the Plan.

Article V

Shares Subject to the Plan

The total number of Shares which are available for granting options under the Plan shall be 400,000 (subject to adjustment as provided in this Section 5 and in Section 12) and such number of Shares are reserved for issuance upon the exercise of Options. The Shares issued upon exercise of an Option shall be made available, in the discretion of the Board, either from authorized but unissued Shares or from any outstanding Shares which have been reacquired by the Company. In the event that any Option terminates for any reason, without having been exercised in full, the unpurchased Shares subject to that Option shall once again become available for the granting of Options.

Article VI

Granting of Options

6.1 All grants of Options under the Plan shall be automatic and non-discretionary, and subject to the terms and conditions provided in this Section 6 and elsewhere in the Plan. All Options granted under the Plan shall be Non-Qualified Stock Options.

6.2 Subject to the provisions of the Plan, each Non-Employee Director who is elected or appointed to the Board for the first time after on or after October 18, 2005 shall be granted a First Option to purchase 25,000 Shares (subject to adjustment as provided in Section 12) on the date such director first takes office.

6.3 Subject to the provisions of the Plan, each Non-Employee Director who is in office on each October 30 hereafter which is on or after the fifth anniversary or his or her election as a director of the Company shall, on each such October 30, shall be granted an Additional Option to purchase 5,000 Shares (subject to adjustment as provided in Section 12).

6.4 The purchase price of each Share that may be purchased upon exercise of an Option shall be the Fair Market Value of the Share on the date the Option is granted.

6.5 Each First Option shall vest and be exercisable over a five (5) year period from its respective date of grant. Twenty percent (20%) of the total Shares covered by the First Option shall become exercisable on the first anniversary of the date of grant of the First Option and an additional twenty percent (20%) shall become exercisable on each subsequent anniversary of the date of grant of the First Option.

6.6 Each Additional Option shall be fully vested and exercisable on the later of the date of approval of this Plan by the stockholders of the Company or its grant date.

Article VII

Termination of Directorship

7.1 The Option of any Optionee whose status as a director of the Company shall terminate because of death or Disability may be exercised, to the extent exercisable on the date of death or Disability, at any time within one year after the date of such termination or prior to the date on which the Option expires by its terms, whichever is earlier. Any such exercise shall be made (i) in the case of the death of the Optionee, by the executor or administrator of the estate of the deceased Optionee or person or persons to whom the deceased Optionee’s rights under the option shall pass by will or by the laws of descent and distribution, and (ii) in the case of the Disability of the Optionee, by the Optionee or by the Optionee’s guardian or legal representative.

7.2 The Option of any Optionee whose status as a director shall terminate because of Retirement, or removal from the Board within one year after a Change of Control, shall become fully exercisable with respect to all Shares covered thereby and not previously purchased upon exercise of the Option, and shall remain fully exercisable until the Option expires by its terms.

7.3 The Option of any Optionee whose status as a director shall terminate for any reason other than as specified in Sections 7.1 and 7.2 herein may be exercised, to the extent exercisable on the date of such termination, within three months after the date of such termination or prior to the date on which the Option expires by its terms, whichever is earlier.

7.4 In the event of the death or Disability of an Optionee during the period after a termination of his directorship but prior to the expiration of the right to exercise the Option in a situation governed by Section 7.2 or 7.3, or in the event of an Optionee’s death after becoming Disabled but prior to the expiration of the right to exercise the Option in a situation governed by Section 7.1, then in such event, (i) in the case of death of the Optionee the executor or administrator of the estate of the deceased Optionee, or person or persons to whom the Optionee’s rights under the Option shall pass by will or the laws of descent and distribution, and (ii) in the case of Disability of the Optionee, by Optionee or the Optionee’s legal guardian or legal representative, shall have the right to exercise the Option before the date that the right to exercise the Option would otherwise have expired, but only as to the number of Shares as to which such Option was exercisable on the date of death or Disability.

In any such event, unless so exercised within the period as aforesaid the Option shall terminate at the expiration of the said period.

Article VIII

Non-Transferability of Options

Each Option granted under the Plan shall not be transferable otherwise than by will or by the laws of descent and distribution, and shall be exercised during the lifetime of the Optionee only by the Optionee or by the Optionee’s guardian or legal representative.

Article IX

Terms of Options

Options shall expire ten (10) years and one month from the date of the granting thereof, but shall be subject to earlier termination as provided in Section 7. Options shall be evidenced by written agreements containing such terms and conditions, consistent with the provisions of this Plan. Each agreement shall comply with and shall be subject to the terms and conditions of the Plan and shall conclusively evidence, by the Non-Employee Director’s signature thereon, that it is the intent of the Non-Employee Director to continue to serve as a director of the Company for the remainder of his or her term during which the Option was granted.

Article X

Exercise of Options

An Option may be exercised by delivery of a written notice signed by the person (or persons) exercising the Option (and in the event the Option is being exercised by any person other than the Optionee, shall be accompanied by proof, satisfactory to counsel for the Company, of the rights of such person to exercise the Option), specifying the number of Shares with respect to which the Option is being exercised, and shall be accompanied by payment in full of the purchase price of any Shares to be purchased, in the form of either (i) a cashier’s or certified check, (ii) in the discretion of the Board, the tender to the Company of Shares already owned by the Optionee for a period of at least six months as of the date of tender having a Fair Market Value equal to the purchase price, or (iii) in the discretion of the Board, a combination of the forms described in (i) and (ii). No Shares shall be issued upon exercise of an Option until full payment has been made therefor. Shares issued upon exercise of an Option shall be issued only in the name of the Optionee or in the event of his or her death his or her estate or the person or persons to whom the Optionee’s rights pass. The date of exercise of an Option shall be the date the Notice shall have been delivered to the Secretary of the Company together with payment of the exercise price for the Shares being purchased, but the exercise of an Option shall not be effective until the person (or persons) exercising the Option shall have complied with all the provisions of the Option Agreement governing the exercise of the Option and with all applicable securities, tax and other laws. The Company shall deliver certificates for the Shares for which the Option is exercised as soon as practicable after receipt of the Notice and the Payment. An Option may not be exercised for fewer than one hundred (100) Shares at any one time unless the number purchased is the total number of Shares for which the Option may be exercised at that time. The Company may make appropriate arrangements with a broker or other institution to receive sale or loan proceeds in the amount of the exercise price upon delivery of an irrevocable exercise notice and instructions to promptly deliver the sale or loan proceeds in the amount of the exercise price or similar arrangements satisfactory to the Company. The delivery of such notice and instructions or compliance with similar arrangements approved by the Company shall be deemed conditional payment of the purchase price authorizing delivery of the shares by the Company

Article XI

Listing and Registration of Shares; Contracts

The obligation of the Company to sell and deliver the Shares pursuant to the exercise of Options granted under this Plan shall be subject to all applicable laws, regulations, rules and approvals.

Each Option shall be subject to the requirement that, if at any time the Board shall determine, in its discretion, that the listing, registration or qualification of the Shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issuance or purchase of Shares thereunder, such Option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board. Notwithstanding the foregoing, the Company shall have no obligation to cause any Shares to be registered or qualified under any federal or state law or listed on any stock exchange or admitted to any national market system or included in any interdealer quotation system. Each Option shall also be subject to the condition that the Company shall not be obligated to issue or transfer its Shares to the Optionee thereof on its exercise, if the Board determines that such issuance or transfer would violate any covenant in any loan agreement or other contract to which the Company is a party.

Article XII

Adjustment for Changes in Capitalization

12.1 If there is any change in the number of Shares through the declaration of stock dividends or through a recapitalization which results in stock splits or reverse stock splits, the Board shall make corresponding adjustments to the number of Shares available for Options, the number of Shares covered by Options to be granted, the number of Shares covered by outstanding Options, and the price per Share of such outstanding Options in order to appropriately reflect any increase or decrease in the number of issued Shares; provided, however, that any fractional Shares resulting from such adjustment shall be eliminated. Any determination made by the Board relating to such adjustments shall be final, binding, and conclusive.

12.2 In the event of a change in the Shares, as constituted as of the date of this Plan, which is limited to a change of all of its authorized Shares with par value into the same number of shares of Common Stock with a different par value or without par value, the shares of Common Stock resulting from any such change shall be deemed to be the Shares within the meaning of the Plan.

12.3 If changes in capitalization other than those considered above shall occur, the Board may make such adjustment in the number of class of shares as to which Options may thereafter be granted, and in the number and class of shares remaining subject to Options then outstanding and the price per Share of such Options as the Board in its discretion may consider appropriate, and all such adjustments, if any, shall be conclusive upon all persons.

12.4 Except as hereinbefore expressly provided in this Section 12, an Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation or spin-off of assets or stock of another corporation, and any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to the number or price of Shares subject to the Option. The grant of an Option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell or transfer all or part of its business or assets.

Article XIII

Taxes

The Company shall make such provisions in the written option agreements as it shall deem necessary or desirable to pay or withhold the amount of any tax attributable to any amounts payable under any option.

Article XIV

Limitation of Rights

14.1 Neither the Plan, nor the granting of an Option nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a director for any period of time, or at any particular rate of compensation.

14.2 An Optionee shall have no rights as a stockholder with respect to the Shares covered by options until the date of the issuance of a stock certificate upon exercise thereof, and no provision will be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

Article XV

Other Actions

Nothing in the Plan shall be construed to limit the authority of the Company to exercise its corporate rights and powers, including, by way of illustration and not by way of limitation, the right to grant options for proper corporate purposes otherwise than under the Plan to any employee or any other person, firm, corporation, association or other entity, or to grant options to, or assume options of, any person in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of all or any part of the business and assets of any person, firm, corporation, association or other entity.

Article XVI

Effective Date of the Plan

The Plan shall become effective on October 18, 2005, subject to approval by the Company’s stockholders at the 2005 Annual Meeting of Stockholders or any adjournment thereof or at a Special Meeting of Stockholders. Options granted hereunder shall not be exercisable prior to such stockholder approval. Unless earlier terminated by the Board, the Plan shall terminate on October 30, 2015. No Option shall be granted under the Plan after such date. Termination of the Plan, however, shall not affect the rights of Optionees under Options previously granted to them, and all unexpired Options shall continue in force and operation after termination of the Plan until they lapse, expire or terminate as provided herein.

Article XVII

Termination and Amendment of the Plan

The Board may at any time terminate, suspend or amend the Plan, except that the Board shall not, without the approval of the Company’s stockholders, effect any change (other than through adjustment for changes as provided in Section 12 above or except to conform the Plan and the offerings thereunder to changes in the Code or governing law) which:

17.1 increases the aggregate number of Shares for which Options may be granted;

17.2 materially modifies the requirements as to eligibility for participation in the Plan;

17.3 lengthens the maximum period during which an Option may be exercised; or

17.4 extends the period of time during which Options may be granted.

17.5 reduces the purchase price of Shares from that provided in 6.3 above.

No termination or amendment of the Plan shall adversely affect any right acquired by any Optionee under an option granted before the date of such termination or amendment, unless such Optionee shall consent; but it shall be conclusively presumed that any adjustment for changes as provided in Section 12 above does not adversely affect any such right.

Article XVIII

Application of Funds

Any proceeds received by the Company as a result of the exercise of Options granted under the Plan may be used for any valid corporate purpose.

RICHARDSON ELECTRONICS, LTD.

40W267 Keslinger Road

P.O. Box 393

LaFox, Illinois 60147-0393

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Edward J. Richardson and William G. Seils as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock and Class B Common Stock of Richardson Electronics, Ltd. held of record by the undersigned on August 23, 2005, at the Annual Meeting of Stockholders to be held on October 18, 2005 or any adjournment thereof.

1. ELECTION OF DIRECTORS	☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote all nominees listed below

Edward J. Richardson, Bruce W. Johnson, Arnold R. Allen, Jacques Bouyer,

Scott Hodes, Ad Ketelaars, John R. Peterson, Harold L. Purkey and Samuel Rubinovitz.

INSTRUCTION:    To withhold authority to vote for any individual nominees write that nominee’s name in the space provided below.

2.	PROPOSAL TO APPROVE adoption of the Richardson Electronics, Ltd. 2006 Stock Option Plan for Non-Employee Directors.

☐  FOR                 ☐  AGAINST                 ☐  ABSTAIN

3.	In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(continued on other side)

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposals 1 and 2.

Please sign exactly as name appears below. For joint accounts, all tenants should sign. If signing for an estate, trust, corporation, partnership or other entity, title or capacity should be stated. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED , 2005

Signature

Signature if held jointly